ARTHUR ANDERSEN LLP

             Exhibit 15:  LETTER REGARDING UNAUDITED INTERIM
                            FINANCIAL INFORMATION

June  21, 1995

VICORP Restaurants, Inc.:

We are aware that VICORP Restaurants, Inc. has incorporated by reference into the Company's previously filed Registration Statement File Nos. 33-26650, 33-32608, 33-34447, 33-48205 and 33-49166, its Form 10-Q for the quarter ended May 14, 1995, which includes our report dated June 9, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,




/s/ ARTHUR ANDERSEN LLP
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    ARTHUR ANDERSEN LLP